Exhibit 99.3

News Release

Media Inquiries	Investor Inquiries
Bill Price	MaryAnn Niebojeski
908-582-4820 (office)	908-582-7793 (office)
800-759-8888, Pin # 2584777 (pager)	888-264-8403 (pager)
williamprice@lucent.com	mn36@lucent.com

Frank Briamonte	Dina Fede
908-582-3193 (office)	908-582-0366 (office)
800-607-9849 (pager)	888-417-3212 (pager)
fbriamonte@lucent.com	fede@lucent.com

LUCENT TECHNOLOGIES COMMENTS ON EXPECTATIONS FOR
THIRD QUARTER AND FISCAL YEAR 2003

➢	Revenues for third fiscal quarter to be down sequentially about 18 percent

➢	Loss per share of approximately 6 cents to 8 cents for third fiscal quarter

➢	Now expects return to profitability in fiscal 2004

FOR RELEASE: TUESDAY, July 15, 2003

     MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today announced that it expects revenues for the third quarter of fiscal 2003 to be down approximately 18 percent from its $2.4 billion in revenue for the second quarter, due to a decline in revenues from its Mobility business.

     The company’s loss per share1 for the quarter is expected to be approximately 6 cents to 8 cents, in accordance with U.S. generally accepted accounting principles (GAAP), compared with a net loss of 14 cents per share during the prior quarter, which included a net unfavorable impact of 6 cents per share for certain items, including the global settlement of Lucent’s shareowner litigation. The impact of similar items in the third quarter is not expected to be significant.

     “In the third quarter, our Mobility revenues were unfavorably impacted by some reduced spending in North America and an unexpected network acceptance delay, “ said Lucent Technologies Chief Financial Officer Frank D’Amelio. “These two items accounted for virtually all of the decline.”

     Looking forward, the company said it sees continued uncertainty in the market, particularly in Mobility. “We now expect that our return to profitability will occur in fiscal 2004,” said D’Amelio. “We continue to seek new revenue opportunities while implementing plans to further reduce our breakeven.”

     The company also said that it used only a modest amount of cash in the third quarter and expects to report an ending balance of $4.9 billion in cash and short-term investments for the quarter.

     The company will provide more financial details when it announces its quarterly results on Wednesday, July 23. An earnings conference call will take place that day at 8:30 a.m. EDT and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through July 30, 2003.

     Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industries in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; continued net losses may reduce or impair our legally available surplus; our ability to realize the benefits we expect from our strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture most of our products; the cost and other risks inherent in our long-term sales agreements; our product portfolio and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; the social, political and economic risks of our foreign operations; and the costs and risks associated with our pension and postretirement benefit obligations. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

1The loss per share information reported in this release represents basic and diluted loss per share. Additionally, the loss per share includes the impact of preferred dividends and accretion, as well as conversion expense associated with the repurchase of 8% redeemable convertible preferred stock.

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